Issuer Free Writing Prospectus Filed pursuant to Rule 433 Dated November 18, 2020 Registration No. 333-250158 Fixed Income Investor  Presentation November 18, 2020Issuer Free Writing Prospectus Filed pursuant to Rule 433 Dated November 18, 2020 Registration No. 333-250158 Fixed Income Investor Presentation November 18, 2020

Forward–Looking Statements Certain statements contained in this document constitute forward‐looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward‐looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,”“predict,”“project,” “potential,” “seek,” “continue,” “could,” “would,” “future” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward‐looking” information. These forward‐looking statements include, but are not limited to, statements relating to anticipated future operating and financial performance measures, including net interest margin, credit quality, business initiatives, growth opportunities and growth rates, among other things, and encompass any estimate, prediction, expectation, projection, opinion, anticipation, outlook or statement of belief included therein as well as the management assumptions underlying these forward‐looking statements. You should be aware that the occurrence of the events described under the caption “Risk Factors” in Trustmark’s filings with the Securities and Exchange Commission (SEC) could have an adverse effect on our business, results of operations and financial condition. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected. Furthermore, many of these risks and uncertainties are currently amplified by and may continue to be amplified by or may, in the future, be amplified by, the novel coronavirus (COVID‐19) pandemic, and also by the effectiveness of varying governmental responses in ameliorating the impact of the pandemic on our customers and the economies where they operate. Risks that could cause actual results to differ materially from current expectations of Management include, but are not limited to, changes in the level of nonperforming assets and charge‐offs, an increase in unemployment levels and slowdowns in economic growth, our ability to manage the impact of the COVID‐19 pandemic on our markets and our customers, aswellasthe effectivenessof actions of federal, state and local governments and agencies (including the Board of Governors of the Federal Reserve Board (FRB)) to mitigate its spread and economic impact, local, state and national economic and market conditions, conditions in the housing and real estate markets in the regions in which Trustmark operates and the extent and duration of the current volatility in the credit and financial markets, levels of and volatility in crude oil prices, changes in our ability to measure the fair value of assets in our portfolio, material changes in the level and/or volatility of market interest rates, the performance and demand for the products and services we offer, including the level and timing of withdrawals from our deposit accounts, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, our ability to attract noninterest‐bearing deposits and other low‐cost funds, competition in loan and deposit pricing, as well as the entry of new competitors into our markets through de novo expansion and acquisitions, economic conditions, including the potential impact of issues related to the European financial system and monetary and other governmental actions designed to address credit, securities, and/or commodity markets, the enactment of legislation and changes in existing regulations or enforcement practices or the adoption of new regulations, changes in accounting standards and practices, including changes in the interpretation of existing standards, that affect our consolidated financial statements, changes in consumer spending, borrowings and savings habits, technological changes, changes in the financial performance or condition of our borrowers, changes in our ability to control expenses, greater than expected costs or difficulties related to the integration of acquisitions or new products and lines of business, cyber‐attacks and other breaches which could affect our information system security, natural disasters, environmental disasters, pandemics or other health crises, acts of war or terrorism, and other risks described in our filings with the SEC. Although we believe that the expectations reflected in such forward‐looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Except as required by law, we undertake no obligation to update or revise any of this information, whether as the result of new information, future events or developments orotherwise. This presentation is not an offer to sell securities and Trustmark is not soliciting an offer to buy securities in any jurisdiction where such offer or sale is not permitted. Neither the SEC nor any state securities commission has approved or disapproved of the securities of Trustmark or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offence. Except as otherwise indicated, this presentation speaks as of the date hereof. Trustmark has filed a registration statement (including a base prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates. Before you invest in any securities, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents Trustmark has filed with the SEC for more complete information about Trustmark and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Trustmark, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Morgan Stanley & Co. LLC, toll‐free at 1‐866‐718‐1649 or by emailing prospectus@morganstanley.com, or Piper Sandler & Co., toll‐free at 1‐866‐805‐4128 or by emailing fsg‐dcm@psc.com. This presentation includes non‐GAAP financial measures to describe our performance. The calculations of these measures are provided in the Appendix to this presentation. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non‐GAAP performance measures that may be presented by other companies. 2Forward–Looking Statements Certain statements contained in this document constitute forward‐looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward‐looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,”“predict,”“project,” “potential,” “seek,” “continue,” “could,” “would,” “future” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward‐looking” information. These forward‐looking statements include, but are not limited to, statements relating to anticipated future operating and financial performance measures, including net interest margin, credit quality, business initiatives, growth opportunities and growth rates, among other things, and encompass any estimate, prediction, expectation, projection, opinion, anticipation, outlook or statement of belief included therein as well as the management assumptions underlying these forward‐looking statements. You should be aware that the occurrence of the events described under the caption “Risk Factors” in Trustmark’s filings with the Securities and Exchange Commission (SEC) could have an adverse effect on our business, results of operations and financial condition. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected. Furthermore, many of these risks and uncertainties are currently amplified by and may continue to be amplified by or may, in the future, be amplified by, the novel coronavirus (COVID‐19) pandemic, and also by the effectiveness of varying governmental responses in ameliorating the impact of the pandemic on our customers and the economies where they operate. Risks that could cause actual results to differ materially from current expectations of Management include, but are not limited to, changes in the level of nonperforming assets and charge‐offs, an increase in unemployment levels and slowdowns in economic growth, our ability to manage the impact of the COVID‐19 pandemic on our markets and our customers, aswellasthe effectivenessof actions of federal, state and local governments and agencies (including the Board of Governors of the Federal Reserve Board (FRB)) to mitigate its spread and economic impact, local, state and national economic and market conditions, conditions in the housing and real estate markets in the regions in which Trustmark operates and the extent and duration of the current volatility in the credit and financial markets, levels of and volatility in crude oil prices, changes in our ability to measure the fair value of assets in our portfolio, material changes in the level and/or volatility of market interest rates, the performance and demand for the products and services we offer, including the level and timing of withdrawals from our deposit accounts, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, our ability to attract noninterest‐bearing deposits and other low‐cost funds, competition in loan and deposit pricing, as well as the entry of new competitors into our markets through de novo expansion and acquisitions, economic conditions, including the potential impact of issues related to the European financial system and monetary and other governmental actions designed to address credit, securities, and/or commodity markets, the enactment of legislation and changes in existing regulations or enforcement practices or the adoption of new regulations, changes in accounting standards and practices, including changes in the interpretation of existing standards, that affect our consolidated financial statements, changes in consumer spending, borrowings and savings habits, technological changes, changes in the financial performance or condition of our borrowers, changes in our ability to control expenses, greater than expected costs or difficulties related to the integration of acquisitions or new products and lines of business, cyber‐attacks and other breaches which could affect our information system security, natural disasters, environmental disasters, pandemics or other health crises, acts of war or terrorism, and other risks described in our filings with the SEC. Although we believe that the expectations reflected in such forward‐looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Except as required by law, we undertake no obligation to update or revise any of this information, whether as the result of new information, future events or developments orotherwise. This presentation is not an offer to sell securities and Trustmark is not soliciting an offer to buy securities in any jurisdiction where such offer or sale is not permitted. Neither the SEC nor any state securities commission has approved or disapproved of the securities of Trustmark or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offence. Except as otherwise indicated, this presentation speaks as of the date hereof. Trustmark has filed a registration statement (including a base prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates. Before you invest in any securities, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents Trustmark has filed with the SEC for more complete information about Trustmark and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Trustmark, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Morgan Stanley & Co. LLC, toll‐free at 1‐866‐718‐1649 or by emailing prospectus@morganstanley.com, or Piper Sandler & Co., toll‐free at 1‐866‐805‐4128 or by emailing fsg‐dcm@psc.com. This presentation includes non‐GAAP financial measures to describe our performance. The calculations of these measures are provided in the Appendix to this presentation. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non‐GAAP performance measures that may be presented by other companies. 2

Offering Summary Issuer:  Trustmark Corporation (NASDAQ: TRMK)  Security: 10NC‐5 Fixed‐to‐Floating Rate Subordinated Holding Company Notes Format: SEC Registered Size: $100MM Expected Ratings: BBB‐ (S&P) / BBB (Fitch) Optional Redemption:  Par Call Option After 5 Years and Thereafter Interest Rate:  Fixed‐Rate for 5 Years, Then Floating vs. 3 Month Term SOFR Thereafter Use of Proceeds: General Corporate Purposes Bookrunners: Morgan Stanley & Co. LLC, Piper Sandler & Co.  Launch Date: November 18, 2020 3Offering Summary Issuer: Trustmark Corporation (NASDAQ: TRMK) Security: 10NC‐5 Fixed‐to‐Floating Rate Subordinated Holding Company Notes Format: SEC Registered Size: $100MM Expected Ratings: BBB‐ (S&P) / BBB (Fitch) Optional Redemption: Par Call Option After 5 Years and Thereafter Interest Rate: Fixed‐Rate for 5 Years, Then Floating vs. 3 Month Term SOFR Thereafter Use of Proceeds: General Corporate Purposes Bookrunners: Morgan Stanley & Co. LLC, Piper Sandler & Co. Launch Date: November 18, 2020 3

Pro Forma Impact of Offering

- Current and pro forma capital well in excess of minimum regulatory requirements
- Tier 2 qualifying subordinated debt being issued will further strengthen regulatory capital ratios

	Well Capitalized	Minimum Requirement (Including CCB)	Q3-20 Ratio	Illustrative Pro Forma	Increase / Decrease
Common Equity Tier 1 Ratio (%)	6.5	7.0	11.36	11.36	0 bps
Tier 1 Risk-Based Capital Ratio (%)	8.0	8.5	11.86	11.86	0 bps
Total Risk-Based Capital Ratio (%)	10.0	10.5	12.88	13.72	84 bps
Tier 1 Leverage Ratio (%)	5.0	4.0	9.20	9.14	(6) bps
Tangible Equity / Tangible Assets (%) [1]			8.68	8.63	(5) bps
Selected Additional Metrics:					
CRE Loans / Total Risk-Based Capital (%)			244.9	230.0	(1,492) bps
Double Leverage Ratio (%)			102.2	102.2	0 bps

Source: Company reports
(1) See Non-GAAP financial measures on pages 27-28

Trustmark

4

Today’s Presenters Tom Owens Gerard Jerry Host EVP, Treasurer Chairman, President & CEO 7 Years at Trustmark, 36 Years at Trustmark, 33 Years of industry experience 48 Years of industry experience Duane Dewey Barry Harvey Director, COO EVP, Chief Credit Officer 17 Years at Trustmark 21 Years at Trustmark 35 Years of industry experience 37 Years of industry experience Louis Greer Granville Tate EVP, Principal Financial Officer EVP, Secretary, Chief Risk Officer & General Counsel 33 Years at Trustmark, 41 Years of industry experience 5 Years at Trustmark, 34 Years of industry experience 5Today’s Presenters Tom Owens Gerard Jerry Host EVP, Treasurer Chairman, President & CEO 7 Years at Trustmark, 36 Years at Trustmark, 33 Years of industry experience 48 Years of industry experience Duane Dewey Barry Harvey Director, COO EVP, Chief Credit Officer 17 Years at Trustmark 21 Years at Trustmark 35 Years of industry experience 37 Years of industry experience Louis Greer Granville Tate EVP, Principal Financial Officer EVP, Secretary, Chief Risk Officer & General Counsel 33 Years at Trustmark, 41 Years of industry experience 5 Years at Trustmark, 34 Years of industry experience 5

Trustmark Corporation  Investment Highlights Who We Are • Attractive diversified business across products  • Diversified financial services company headquartered in  Jackson, MS, offering banking, wealth management, and  and sectors  risk management solutions in 187 locations throughout  the Southeast U.S. • Our vision is to be a premier financial services provider in our  • Consistent, through‐the‐cycle, risk‐adjusted  marketplace. returns • Our mission is to achieve outstanding customer satisfaction  by providing banking, wealth management, and risk  management solutions through superior sales and service,  • Proven track record of strong credit risk  utilizing excellent people, teamwork, and diversity, while  management meeting our corporate financial goals. Our Footprint • Low‐cost core deposit base supported by  attractive markets • Leading capital and liquidity position with a long  uninterrupted history of consistent capital return Branches Source: Company reports  6Trustmark Corporation Investment Highlights Who We Are • Attractive diversified business across products • Diversified financial services company headquartered in Jackson, MS, offering banking, wealth management, and and sectors risk management solutions in 187 locations throughout the Southeast U.S. • Our vision is to be a premier financial services provider in our • Consistent, through‐the‐cycle, risk‐adjusted marketplace. returns • Our mission is to achieve outstanding customer satisfaction by providing banking, wealth management, and risk management solutions through superior sales and service, • Proven track record of strong credit risk utilizing excellent people, teamwork, and diversity, while management meeting our corporate financial goals. Our Footprint • Low‐cost core deposit base supported by attractive markets • Leading capital and liquidity position with a long uninterrupted history of consistent capital return Branches Source: Company reports 6

Leading Market Share Across Attractive Markets

- Leading bank in Mississippi
- Top 4 market share in 50% of MSAs
- Top 3 market share in 55% of counties, top 4 in 66%
- Focused on markets and communities where relationships are valued and with attractive growth prospects
- Strategic branch footprint serves a diversified commercial and retail customer base and strengthens brand recognition

Strategic Southeast Branch Footprint


Kansas
Missouri
Kentucky
Tennessee
Oklahoma
Arkansas
Georgia
Mississippi
Alabama
Texas
Louisiana
Florida
187 Branches

#1 Bank in Mississippi

Bank	Deposits ($MM)	Dep. Rank	Mkt Share (%)	Branches
Trustmark	9,187	1	14.2	114
Regions Financial	8,141	2	12.6	118
Bancorp South	6,887	3	10.6	94
Renasant Corp.	4,670	4	7.2	70
Hancock Whitney	4,226	5	6.5	39

Trustmark MSAs of Operation - Top 10 By Deposits

MSA	Deposits ($MM)	Dep. Rank	Mkt Share (%)	Branches
Jackson, MS	5,608	1	33.2	45
Memphis, TN	834	9	2.1	21
Houston, TX	587	40	0.2	12
Hattiesburg, MS	568	2	15.0	9
Panama City, FL	567	2	13.4	8
Crestview, FL	485	6	7.6	7
Mobile, AL	411	7	4.7	6
Montgomery, AL	310	10	3.3	7
Vicksburg, MS	302	1	24.8	5
Tupelo, MS	261	5	6.0	6

Source: SNL Financial (data as of 06/30/2020)

Trustmark
7

Q3-20 Financial Highlights

Performance reflects value of diversified financial services businesses

Earnings Drivers

- Diversified business model provided stability in challenging economic environment; noninterest income increased 6.0% LQ
- Results reflect lower provision and expense for credit losses due to improved macroeconomic factors
- PPP loans totaled $970.0 million at September 30, 2020, before deferred fees and costs of $25.7 million

Profitable Revenue Generation

- LHFI (excl. PPP loans) increased $187.9 million, or 1.9%, from the prior quarter and $624.1 million, or 6.8%, Y-o-Y
- Pre-tax, pre-provision (PTPP) income[1] totaled $62.9 million, up 1.4% LQ and 26.0% Y-o-Y

Expense Management

- Adjusted noninterest expense[1] totaled $114.6 million in the third quarter of 2020, an increase of 3.2% from the prior quarter, reflecting increases in salaries, commissions, and performance-based incentives

Credit Quality

- Allowance for credit losses represented 1.24% of loans held for investment and 593.72% of nonperforming loans, excluding individually evaluated loans

Capital Management

- Maintained strong capital levels with CET1 ratio of 11.36% and total risk-based capital ratio of 12.88%
- Board of Directors declared quarterly cash dividend of $0.23 per share

At September 30, 2020	
Total Assets	$15.6 billion
Loans (HFI)	$9.8 billion
PPP Loans	$944.3 million
Total Deposits	$13.2 billion
Banking Centers	187

	Q3-20	Q2-20	Q3-19
Net Income	$54.4 million	$32.2 million	$41.0 million
EPS – Diluted	$0.86	$0.51	$0.64
PTPP Income[1]	$62.9 million	$62.1 million	$49.9 million
ROAA	1.37%	0.83%	1.21%
ROATE[1]	16.82%	10.32%	13.31%
Dividends / Share	$0.23	$0.23	$0.23
TCE/TA[1]	8.68%	8.37%	9.53%

Source: Company reports
(1) See Non-GAAP financial measures on pages 27-28

Trustmark

8

Loans Held for Investment (LHFI) Portfolio

Focused on profitable, credit-disciplined loan growth

LHFI ($ in millions)		Change	
	9/30/20	LQ	Y-o-Y
Loans secured by real estate:			
Const., land dev. and other land loans	$ 1,386	$ 109	$ 250
Secured by 1-4 family residential prop.	1,775	(38)	(45)
Secured by nonfarm, nonresidential prop.	2,708	97	265
Other real estate secured	888	3	219
Commercial and industrial loans	1,398	(15)	(93)
Consumer loans	161	(1)	(16)
State and other political subdivision loans	935	4	(43)
Other loans	596	29	87
Total LHFI	$ 9,848	$ 188	$ 624

Loan Portfolio Composition 9/30/20[1]



Other RE, 9%
Nonfarm-Nonres, 27%
C&I, 14%
Consumer, 2%
State & Other Political Sub. , 9%
Other, 6%
Construction, Land Dev, 14%
1-4 Residential, 18%

LHFI by Quarter



$9,224
$9,336
$9,568
$9,660
$9,848
Q3-19
Q4-19
Q1-20
Q2-20
Q3-20
Dollar Change:
$112
$160[2]
$92
$188

Source: Company reports

(1) Percentages may not sum to 100% due to rounding.

(2) During Q1-20, Trustmark reclassified $72.6 million of acquired loans to loans held for investment with the adoption of FASB ASC Topic 326. Reflects change excluding acquired loan reclass.

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9

Real Estate Secured Loan Portfolio Detail

CRE Portfolio ($ in millions)	As Reported	% of CRE Portfolio
	9/30/20	
Lots, Development and Unimproved Land	$ 253	7%
1-4 Family Construction	242	6%
Other Construction	891	24%
Total Construction, Land Development and Other Land Loans	$ 1,386	37%
Retail	415	11%
Offices	257	7%
Hotels/Motels	344	9%
Industrial	216	6%
Other (including REITs)	353	9%
Total Non-owner Occupied & REITs	$ 1,585	42%
Multi-Family[1]	804	21%
Total CRE	$ 3,775	100%

Owner-Occupied NonFarm, NonResidential ($ in millions)	As Reported	% of Owner-Occupied Portfolio
	9/30/20	
Offices	$ 181	16%
Churches	107	9%
Industrial Warehouses	165	14%
Health Care	128	11%
Convenience Stores	121	10%
Nursing Homes/Senior Living	182	16%
Other	281	24%
Total Owner-Occupied	$ 1,165	100%

- Focus on vertical construction with limited exposure to unimproved land and development
- Well-diversified product and geographical mix
- Balanced between non-owner and owner-occupied portfolios
- Virtually no REIT outstandings ($43 million)

Source: Company reports
[1] Multi-Family is included in Other Real Estate Secured Loans in Financials

Trustmark
10

Commercial Loan Portfolio Detail  Commercial Portfolio % of Commercial  • Portfolio includes commercial, financial intermediaries,  ($ in millions) As Reported Portfolio agriculture production and non‐profits 9/30/20 • Well‐diversified portfolio with no single category exceeding 13% Finance & Insurance $ 256 13% • Small energy book and has never been an area of focused  Manufacturing 201 10% growth Health Care & Social Assistance 200 10% • Virtually no regulatory defined higher risk commercial and  Retail Trade 174 9% industrial outstanding ($11 million) Transportation & Warehousing 155 8% Real Estate & Rental & Leasing 152 8% Construction 136 7% Wholesale Trade 109 6% Professional, Scientific & Technical Services 84 4% Arts, Entertainment & Recreation 75 4% Information 45 2% All Other 365 19% Total $ 1,952 100% Source: Company reports 11Commercial Loan Portfolio Detail Commercial Portfolio % of Commercial • Portfolio includes commercial, financial intermediaries, ($ in millions) As Reported Portfolio agriculture production and non‐profits 9/30/20 • Well‐diversified portfolio with no single category exceeding 13% Finance & Insurance $ 256 13% • Small energy book and has never been an area of focused Manufacturing 201 10% growth Health Care & Social Assistance 200 10% • Virtually no regulatory defined higher risk commercial and Retail Trade 174 9% industrial outstanding ($11 million) Transportation & Warehousing 155 8% Real Estate & Rental & Leasing 152 8% Construction 136 7% Wholesale Trade 109 6% Professional, Scientific & Technical Services 84 4% Arts, Entertainment & Recreation 75 4% Information 45 2% All Other 365 19% Total $ 1,952 100% Source: Company reports 11

COVID-19 Impacted Industries

At September 30, 2020

Restaurants

- $119 million Outstanding
- $131 million Exposure
- 337 Loans
- 1.20% of Portfolio Outstandings
- 85% Real Estate Secured
  - Full-Service Restaurants - 35%
  - Limited-Service Restaurants – 63%
  - Other – 2%

Hotels

- $380 million Outstanding
- $442 million Exposure
- 97 Loans
- 3.9% of Portfolio Outstandings
- 99% Real Estate Secured
  - Experienced operators & carries secondary guarantor support
  - 91% operate under a flag
  - 83% operate under Marriott, Hilton, IHG & Hyatt Flags

Retail (CRE)

- $473 million Outstanding
- $560 million Exposure
- 330 Loans
- 4.8% of Portfolio Outstandings
  - 21% of book- stand-alone buildings with strong essential services tenants
  - Additional 2% of book- national grocery store anchored
  - Additional 19% of book-investment grade anchored centers
  - Mall exposure in only one borrower-$5 million outstanding

Energy

- $110 million Outstanding
- $347 million Exposure
- 127 Loans
- 1.11% of Portfolio Outstandings
  - No loans where repayment or underlying security tied to realization of value from energy reserves

Higher Risk C&I

- $11 million Outstanding
- $14 million Exposure
- 1 Borrower

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12

Strong Consistent History of Credit Risk Management (Loans HFI)

Allowance for Credit Losses / Loans

(%)



0.95%
0.91%
0.90%
0.90%
0.90%
1.05%
1.23%
1.24%
2015
2016
2017
2018
2019
Q1-20
Q2-20
Q3-20

	2015	2016	2017	2018	2019	Q1-20	Q2-20	Q3-20
Allowance / Non-accrual Loans	122%	145%	114%	129%	158%	190%	238%	226%

Nonperforming Assets (excl. Acquired Loans) (1)

($ in millions)



$132
$111
$111
$96
$82
$78
$68
$70
$77
$62
$43
$35
$29
$25
$18
$16
$55
$49
$68
$62
$53
$53
$50
$54
2015
2016
2017
2018
2019
Q1-20
Q2-20
Q3-20
Nonaccrual Loans
Other Real Estate

	2015	2016	2017	2018	2019	Q1-20	Q2-20	Q3-20
NPA / Total Loans + OREO (1)	1.81%	1.38%	1.26%	1.07%	0.86%	0.78%	0.68%	0.68%

Net Charge-Offs / Average Loans (excl. Acquired Loans)

(%)



0.15%
0.10%
0.11%
0.19%
0.06%
0.13%
-0.02%
-0.04%
2015
2016
2017
2018
2019
Q1-20
Q2-20
Q3-20

Criticized & Classified Loans

($ in millions)



$182
$254
$254
$183
$187
$182
$191
$340
$24
$28
$42
$37
$9
$15
$38
$80
$158
$226
$212
$146
$178
$167
$153
$260
2015
2016
2017
2018
2019
Q1-20
Q2-20
Q3-20
Substandard & Doubtful
Special Mention

Source: Company reports

Note: Unless noted otherwise, credit metrics exclude acquired loans, PPP loans and other real estate covered by FDIC loss-share agreement

(1) NPAs & NPAs / Total Loans include other real estate

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13

Disciplined CECL Process

Allowance for Credit Losses

($ in millions)


$84
$(2)
• Day 1 Adjustment
$8
• Changes in loan portfolio due to loan growth
$21
• Quantitative changes due to the impact of COVID-19 on the CECL model macroeconomic factors
$16
• Qualitative changes including changes due to COVID-19 portfolio review
$2
• Net charge-offs
$(6)
• Other changes including individually analyzed reserves, prepayment studies, etc.
$122
ALLL 12/31/19
ACL 9/30/20

Source: Company reports
Note: Does not include allowance for off balance sheet credit exposures

Trustmark
14

Securities Portfolio High quality, short duration portfolio provides strong liquidity Available‐for‐Sale & Held‐To‐Maturity Securities   Net Unrealized Gains (losses) on Available for Sale Securities September 30, 2020 ($ in millions) ($ in millions) $45  US Government $42  Agency Obligations $59 RMBS Pass-Thru $37  CMBS Issued by 2% Guaranteed by GNMA FNMA & FHLC $70 $146 3% 6% RMBS CMO Issued by FNMA $1  and FHLC $‐ $900 35% $(4) $(24) RMBS Pass-Thru Issued by FNMA & FHLC $1,358 54% Total: $2,534 $(43) Modified Duration of 3.1 Years Q4‐18 Q1‐19 Q2‐19 Q3‐19 Q4‐19 Q1‐20 Q2‐20 Q3‐20 Source: Company reports      15Securities Portfolio High quality, short duration portfolio provides strong liquidity Available‐for‐Sale & Held‐To‐Maturity Securities Net Unrealized Gains (losses) on Available for Sale Securities September 30, 2020 ($ in millions) ($ in millions) $45 US Government $42 Agency Obligations $59 RMBS Pass-Thru $37 CMBS Issued by 2% Guaranteed by GNMA FNMA & FHLC $70 $146 3% 6% RMBS CMO Issued by FNMA $1 and FHLC $‐ $900 35% $(4) $(24) RMBS Pass-Thru Issued by FNMA & FHLC $1,358 54% Total: $2,534 $(43) Modified Duration of 3.1 Years Q4‐18 Q1‐19 Q2‐19 Q3‐19 Q4‐19 Q1‐20 Q2‐20 Q3‐20 Source: Company reports 15

Attractive, Low-Cost Deposit Base

Deposit Trends

($ in billions)



CAGR: 7%
$7.0
$7.6
$7.9
$9.9
$9.7
$9.6
$10.1
$10.6
$11.4
$11.2
$11.6
$13.5
$13.2
Time
Savings
Interest-Bearing
Noninterest-Bearing
$2.1 $1.8 $1.5 $1.6
$2.0 $2.1 $1.5 $2.0
$1.8 $2.3 $1.5 $2.3
$2.3 $3.0 $1.9 $2.7
$1.9 $3.3 $1.7 $2.7
$1.7 $3.0 $1.9 $3.0
$1.6 $3.6 $1.9 $3.0
$1.8 $3.4 $2.4 $3.0
$1.9 $3.9 $2.6 $2.9
$1.6 $3.6 $3.1 $2.9
$1.6 $3.6 $3.4 $3.0
$1.5 $4.1 $4.0 $3.9
$1.5 $4.3 $3.5 $4.0
11%
33%
26%
30%
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
1Q'2020
2Q'2020
3Q'2020

	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	1Q'2020	2Q'2020	3Q'2020
Core Deposits (%) [1]	70	74	77	77	80	82	84	83	83	86	86	89	89
Brokered Deposits (%)	2	1	1	-	-	-	-	-	-	-	-	-	-
Cost of Deposits (%)	0.69	0.48	0.31	0.20	0.16	0.13	0.13	0.21	0.47	0.70	0.52	0.26	0.22
Loans/Deposits (%) [2]	86	78	73	68	71	78	81	83	79	83	83	72	74

Source: Company reports
(1) Core deposits calculated as total deposits excluding time deposits
(2) Excludes PPP loans

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Strong Capital Position

Solid capital position reflects consistent profitability, resulting in strong capital return

Common Equity Tier 1 Risk-Based Capital Ratio



12.57%
12.16%
11.77%
11.77%
11.93%
11.35%
11.42%
11.36%
2015
2016
2017
2018
2019
Q1-20
Q2-20
Q3-20

Tier 1 Risk-Based Capital Ratio



13.21%
12.76%
12.33%
12.33%
12.48%
11.88%
11.94%
11.86%
2015
2016
2017
2018
2019
Q1-20
Q2-20
Q3-20

Total Risk-Based Capital Ratio



14.07%
13.59%
13.10%
13.07%
13.25%
12.78%
13.00%
12.88%
2015
2016
2017
2018
2019
Q1-20
Q2-20
Q3-20

Tier 1 Leverage Ratio



10.03%
9.90%
9.67%
10.26%
10.48%
10.21%
9.08%
9.20%
2015
2016
2017
2018
2019
Q1-20
Q2-20
Q3-20

Tangible Common Equity / Tangible Assets [1]



8.79%
8.74%
8.77%
9.31%
9.72%
9.27%
8.37%
8.68%
2015
2016
2017
2018
2019
Q1-20
Q2-20
Q3-20

Dividends Per Share



$0.92
$0.92
$0.92
$0.92
$0.92
$0.23
$0.23
$0.23
2015
2016
2017
2018
2019
Q1-20
Q2-20
Q3-20

Source: Company reports
(1) See Non-GAAP financial measures on pages 27 -28

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17

Net Interest Income

Net Interest Income – FTE[1]
($ in millions)



$112
$2
$109
$109
$2
$107
$107
$107
$108
$5
$103
$109
$7
$102
Q3-19
Q4-19
Q1-20
Q2-20
Q3-20
Net Interest Income (excl. Int. on Acq. Loans & PPP)
Interest and Fees on Acq. Loans
Interest and Fees on PPP Loans

Yields and Costs[2]



4.90%
4.67%
4.54%
4.03%
3.81%
3.61%
3.52%
3.52%
3.14%
3.05%
2.26%
2.27%
2.28%
2.18%
2.05%
0.99%
0.88%
0.75%
0.39%
0.33%
Q3-19
Q4-19
Q1-20
Q2-20
Q3-20
NIM
Loan Yield
Securities Yield
Cost of IBL

- Net interest income (FTE), excluding $6.7 million of interest and fees on PPP loans, totaled $102.4 million in the third quarter, resulting in a net interest margin of 3.05%.
- Including interest and fees on PPP loans, net interest income (FTE) totaled $109.2 million, resulting in a net interest margin of 3.03%.
- Net interest income (FTE) increased $1.2 million relative to the prior quarter, as a $327 thousand reduction in interest income was more than offset by a $1.5 million reduction in interest expense.

Source: Company reports
(1) Totals may not foot due to rounding
(2) Loan Yield and NIM exclude acquired loans and PPP

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Attractive Diversified Fee Income Business

Noninterest Income ($ in millions)		Change	
	Q3-20	Q2-20	Y-o-Y
Service Charge on Deposit Accounts	$ 7.6	$ 1.2	$ (3.5)
Bank Card and Other Fees	8.8	1.1	0.5
Mortgage Banking, net	36.4	2.7	28.3
Insurance Commissions	11.6	(0.3)	0.5
Wealth Management	7.7	0.1	0.0
Other, net	1.6	(0.6)	(0.4)
Total Noninterest Income	$ 73.7	$ 4.2	$ 25.4

Noninterest Income – Q3-20



Other, net 2%
Service Charges on Deposit Accounts 10%
Wealth Management 10%
Insurance Commissions 16%
Bank Card and Other Fees 12%
Mortgage Banking, net 49%

Noninterest Income = 41% of Quarterly Revenue

- Noninterest income totaled $73.7 million, up 6.0% linked-quarter and up 52.5% year-over-year.
- Service charges on deposit accounts increased $1.2 million from the prior quarter. Bank card and other fees increased $1.1 million, reflecting higher customer derivative revenue and interchange income.
- Insurance revenue totaled $11.6 million in the third quarter, a seasonal decline of 2.6% from the prior quarter.
- Wealth management revenue totaled $7.7 million in the third quarter, in line with the second quarter as increases in brokerage and investment services were offset by a decline in trust management fees.

Source: Company reports

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19

AppendixAppendix

Current Ratings Profile

	S&P Global Ratings	FitchRatings
Trustmark Corporation		
Long-Term Debt	BBB	BBB+
Short-Term Debt	A-2	F2
Outlook	Negative	Stable
Trustmark National Bank		
Long-Term Debt	BBB+	BBB+
Short-Term Debt	A-2	F2
Outlook	Negative	Stable

- S&P – July 24, 2020
  - "Our ratings on Trustmark reflect the company's long history of sound asset quality, above-peer regulatory capital ratios, large proportion of noninterest revenues, and focus on organic revenue growth."
  - "Our capital and earnings assessment reflects Trustmark's positive earnings performance through the last economic cycle and our projection that its RAC ratio will rise back above 10% over the next two years. Trustmark's regulatory capital ratios are at the high end of peers, supported by consistent earnings, while the common stock dividend payout is relatively modest."
- Fitch – May 4, 2020
  - "In affirming TRMK's ratings with a Stable Outlook, Fitch is signaling its view that the bank enters this pandemic and ensuing sharp financial downturn in a position of strength, underpinned by its strong franchise within its operating markets and a conservative risk appetite exhibited by relatively fewer credit losses through various economic cycles. Moreover, TRMK's solid capital and liquidity levels support today's action."
  - "TRMK has realized a relatively lower level of credit losses compared to peer banks in recent periods despite the company's historically elevated level of nonperforming assets relative to peers."

Source: S&P Global Ratings Report, Fitch Ratings Report

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Trustmark Announces Succession Plans  The Boards of Directors of Trustmark Corporation and Trustmark National Bank have overseen a thoughtful and deliberate  succession planning process to ensure a seamless transition of executive leadership.  On October 27, 2020, the Boards announced  that:  Effective January 1, 2021 · Gerard R. Host will become Executive Chairman of Trustmark Corporation and Trustmark National Bank · Duane A. Dewey, President and Chief Operating Officer of Trustmark National Bank, will succeed Mr. Host as President and CEO of Trustmark Corporation and CEO of Trustmark National Bank · Granville Tate, Jr., who serves as Executive Vice President, Chief Risk Officer and General Counsel of Trustmark National Bank, will assume additional responsibilities as the bank’s Chief Administrative Officer effective January 1, 2021. He remains Secretary of the Boards of Directors of Trustmark Corporation and Trustmark National Bank Effective March 1, 2021 · Louis E. Greer, Treasurer and Principal Financial Officer of Trustmark Corporation and Chief Financial Officer of Trustmark National Bank, announced that he will retire effective March 1, 2021, following a 33‐year career with the organization, including 13 years as CFO · Thomas C. Owens, who has served as Executive Vice President and Bank Treasurer of Trustmark National Bank since 2013, will succeed Mr. Greer as Treasurer and Principal Financial Officer of Trustmark Corporation and Chief Financial Officer of Trustmark National Bank · George T. (“Tom”) Chambers, Jr., who has served as Controller of Trustmark National Bank since 2007, will become Principal Accounting Officer of Trustmark Corporation and Executive Vice President and Chief Accounting Officer of Trustmark National Bank · Maria L. Sugay, who serves as Executive Vice President and Co‐Treasurer of Trustmark National Bank, will succeed Mr. Owens as Bank Treasurer; Ms. Sugay, with extensive experience in asset liability and treasury management at larger financial institutions, joined Trustmark in June 2020. 22Trustmark Announces Succession Plans The Boards of Directors of Trustmark Corporation and Trustmark National Bank have overseen a thoughtful and deliberate succession planning process to ensure a seamless transition of executive leadership. On October 27, 2020, the Boards announced that: Effective January 1, 2021 · Gerard R. Host will become Executive Chairman of Trustmark Corporation and Trustmark National Bank · Duane A. Dewey, President and Chief Operating Officer of Trustmark National Bank, will succeed Mr. Host as President and CEO of Trustmark Corporation and CEO of Trustmark National Bank · Granville Tate, Jr., who serves as Executive Vice President, Chief Risk Officer and General Counsel of Trustmark National Bank, will assume additional responsibilities as the bank’s Chief Administrative Officer effective January 1, 2021. He remains Secretary of the Boards of Directors of Trustmark Corporation and Trustmark National Bank Effective March 1, 2021 · Louis E. Greer, Treasurer and Principal Financial Officer of Trustmark Corporation and Chief Financial Officer of Trustmark National Bank, announced that he will retire effective March 1, 2021, following a 33‐year career with the organization, including 13 years as CFO · Thomas C. Owens, who has served as Executive Vice President and Bank Treasurer of Trustmark National Bank since 2013, will succeed Mr. Greer as Treasurer and Principal Financial Officer of Trustmark Corporation and Chief Financial Officer of Trustmark National Bank · George T. (“Tom”) Chambers, Jr., who has served as Controller of Trustmark National Bank since 2007, will become Principal Accounting Officer of Trustmark Corporation and Executive Vice President and Chief Accounting Officer of Trustmark National Bank · Maria L. Sugay, who serves as Executive Vice President and Co‐Treasurer of Trustmark National Bank, will succeed Mr. Owens as Bank Treasurer; Ms. Sugay, with extensive experience in asset liability and treasury management at larger financial institutions, joined Trustmark in June 2020. 22

COVID-19 Loan Portfolio Review

- During the third quarter, Trustmark conducted a review of significantly impacted borrowers who received one or more payment concessions and other borrowers in industries significantly impacted by COVID-19. Collectively, the review included borrowers with $1.8 billion in aggregate outstanding balances.
  - Approximately 80% of borrowers receiving concessions were reviewed.
  - Within the COVID-19 impacted industries, the review included the following:

Category ($ in millions)	Outstanding Balances Reviewed	% of Category
Hotels	$ 366	96%
Restaurants	102	86%
Retail CRE	443	94%

- The review resulted in approximately $156 million of balances being downgraded to a criticized category. Criticized balances in COVID-19 impacted industries are detailed below:

Category ($ in millions)	Balances Moved to Criticized
Hotels	$ 68
Restaurants	5
Retail CRE	15

- Loans receiving a forbearance resulting from impact of COVID-19 totaled $201 million, or approximately 2% of total loans held for investment, as of September 30, 2020

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23

Paycheck Protection Program (PPP) 1 At September 30, 2020 ($ in millions) Amount SBA Fee # of Loans Balance $50,000 and less 5% 6,576 $ 117.5 $50,000 ‐ $150,000 5% 1,892 162.7 $150,000 and greater 1‐5% 1,223 689.9 Gross PPP Loans 9,691 $   970.0 Unamortized Net Loan Fees (25.7) Carrying Amount of PPP Loans $ 944.3 Source: Company reports (1) Does not include loans that have been funded and paid off at 9/30/20  24Paycheck Protection Program (PPP) 1 At September 30, 2020 ($ in millions) Amount SBA Fee # of Loans Balance $50,000 and less 5% 6,576 $ 117.5 $50,000 ‐ $150,000 5% 1,892 162.7 $150,000 and greater 1‐5% 1,223 689.9 Gross PPP Loans 9,691 $ 970.0 Unamortized Net Loan Fees (25.7) Carrying Amount of PPP Loans $ 944.3 Source: Company reports (1) Does not include loans that have been funded and paid off at 9/30/20 24

Income Statement Highlights – Mortgage Banking

Mortgage Banking Income ($ in millions)		Change	
	Q3-20	LQ	Y-o-Y
Mortgage servicing income, net	$ 5.7	$ (0.2)	$ 0.1
Change in fair value – MSR from runoff	(4.6)	(0.4)	(1.0)
Gain on sales of loans, net	34.5	0.4	24.7
Mortgage banking income, excl. hedge	$ 35.6	$ (0.1)	$ 23.7
Net hedge ineffectiveness	0.8	2.8	4.5
Mortgage Banking Income, net	$ 36.4	$ 2.7	$ 28.3

- Mortgage loan production in the third quarter totaled $885.8 million, an increase of 3.8% from the prior quarter and a 56.5% increase year-over-year
- Retail production represented 70.2% of volume, or $621.7 million, in the third quarter
- Gain on sales of loans, net totaled $34.5 million in the third quarter, up $394 thousand from the prior quarter
- Mortgage banking income, net totaled $36.4 million, up $2.7 million, or 8.0%, from the prior quarter

Mortgage Loan Production
($ in millions)



$566.2
29%
71%
$498.5
27%
73%
$457.2
27%
73%
$853.3
29%
71%
$885.8
30%
70%
Q3-19
Q4-19
Q1-20
Q2-20
Q3-20
Retail
Wholesale

Source: Company reports

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Income Statement Highlights – Noninterest Expense

Noninterest Expense ($ in millions)[1]			Change	
	Q3-20	% of Total	LQ	Y-o-Y
Salaries & Benefits	$ 67.3	59%	$ 1.2	$ 4.8
Service & Fees	21.0	18%	0.4	2.2
Net Occupancy – premises	7.0	6%	0.4	0.2
Equipment Expense	5.8	5%	0.2	(0.1)
FDIC Assessment Expense	1.4	1%	0.2	0.0
Other Expense	12.1	11%	1.5	2.3
Adjusted Noninterest Expense[2]	$ 114.6	101%	$ 3.6	$ 9.3
Other Noninterest Expense	(0.7)	-1%	(8.3)	(2.2)
Total Noninterest Expense	$114.0	100%	$ (4.7)	$ 7.1



Noninterest Expense
($ in millions)
$107
$2
$105
$110
$2
$108
$124
$14
$110
$119
$8
$111
$114
$115
Q3-19
Q4-19
Q1-20
Q2-20
Q3-20
Adjusted Noninterest Expense
Other Noninterest Expense

- Adjusted Noninterest Expense [2] – totaled $114.6 million in the third quarter, up $3.6 million from the prior quarter
  - Salaries and benefits increased $1.2 million linked-quarter, reflecting increases in salaries, commissions, and performance-based incentives
  - Services and fees increased $425 thousand from the prior quarter due to continued investment in technology
  - Net occupancy – premises experienced a normal seasonal increase
  - Other adjusted noninterest expenses increased $1.5 million primarily due to loan expense related to loan volumes and a non-cash charge for the realignment of branch offices
- Other Noninterest Expense – declined $8.3 million from the prior quarter
  - Credit loss expense related to off-balance sheet credit exposures declined $9.2 million from the prior quarter, reflecting improvement in the macroeconomic factors used to determine the necessary reserves for off-balance sheet exposures
  - Other real estate expense, net increased $932 thousand due to write-downs

Source: Company reports
(1) Totals may not foot due to rounding
(2) See Non-GAAP financial measures on pages 27 -28

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26

Non-GAAP Financial Measures

($ in thousands)		Pre-Tax Pre-Provision (PTPP) Income				
		Q3-19	Q4-19	Q1-20	Q2-20	Q3-20
Net Interest Income (GAAP)		$ 108,466	$ 105,591	$ 103,952	$ 105,000	$ 106,207
Noninterest Income (GAAP)		48,337	47,578	65,264	69,511	73,701
Pre-tax pre-provision revenue	a	$ 156,803	$ 153,169	$ 169,216	$ 174,511	$ 179,908
Noninterest expense (GAAP)		$ 106,853	$ 110,027	$ 123,810	$ 118,659	$ 113,959
Less: Voluntary early retirement program		-	-	(4,375)	-	-
Credit loss expense related to off-balance sheet exposures		-	-	(6,783)	(6,242)	3,004
Adjusted noninterest expense (Non-GAAP)	b	$ 106,853	$ 110,027	$ 112,652	$ 112,417	$ 116,963
PPTP income (Non-GAAP)	**a-b**	**$ 49,950**	**$ 43,142**	**$ 56,564**	**$ 62,094**	**$ 62,945**

($ in thousands)	Return on Average Tangible Equity (ROATE) (1)				
	Q3-19	Q4-19	Q1-20	Q2-20	Q3-20
NET INCOME ADJUSTED FOR INTANGIBLE AMORTIZATION					
Net income	$ 41,035	$ 33,946	$ 22,218	$ 32,150	$ 54,440
Plus: Intangible amortization net of tax	766	752	609	552	564
Net income adjusted for intangible amortization	$ 41,801	$ 34,698	$ 22,827	$ 32,702	$ 55,004
TANGIBLE EQUITY - AVERAGE BALANCES					
Total shareholders' equity	$ 1,634,646	$ 1,656,605	$ 1,640,070	$ 1,665,716	$ 1,694,903
Less: Goodwill	(379,627)	(379,627)	(380,671)	(383,081)	(385,270)
Identifiable intangible assets	(8,706)	(7,882)	(8,049)	(7,834)	(8,550)
Total average tangible equity	$ 1,246,313	$ 1,269,096	$ 1,251,350	$ 1,274,801	$ 1,301,083
ROATE (Non-GAAP)	**13.31%**	**10.85%**	**7.34%**	**10.32%**	**16.82%**

(1) Calculation = ((net income adjusted for intangible amortization/number of days in period)*number of days in year)/total average tangible equity.

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27

Non-GAAP Financial Measures (Continued)

($ in thousands)	Q3-19	Q4-19	Q1-20	Q2-20	Q3-20
	Adjusted Noninterest Expense				
Total noninterest expense (GAAP)	$ 106,853	$ 110,027	$ 123,810	$ 118,659	$ 113,959
Less: Other real estate expense, net	(531)	(1,491)	(1,294)	(271)	(1,203)
Amortization of intangibles	(1,021)	(1,002)	(812)	(736)	(752)
Credit loss expense related to off-balance sheet exposures	-	-	(6,783)	(6,242)	3,004
Charitable contributions resulting in state tax credits	-	-	(375)	(375)	(375)
Voluntary early retirement program	-	-	(4,375)	-	-
Adjusted noninterest expense (Non-GAAP)	**$ 105,301**	**$ 107,534**	**$ 110,171**	**$ 111,035**	**$ 114,633**

($ in thousands)		2015	2016	2017	2018	2019	Q1-20	Q2-20	Q3-20
		Tangible Common Equity (TCE) / Tangible Assets (TA)							
TANGIBLE EQUITY - PERIOD END BALANCES									
Total shareholders' equity		$ 1,473,057	$ 1,520,208	$ 1,571,701	$ 1,591,453	$ 1,660,702	$ 1,652,399	$ 1,673,944	$ 1,710,041
Less: Goodwill		(366,156)	(366,156)	(379,627)	(379,627)	(379,627)	(381,717)	(385,270)	(385,270)
Identifiable intangible assets		(27,546)	(20,680)	(16,360)	(11,112)	(7,343)	(7,537)	(8,895)	(8,142)
Total tangible equity	a	$ 1,079,355	$ 1,133,372	$ 1,175,714	$ 1,200,714	$ 1,273,732	$ 1,263,145	$ 1,279,779	$ 1,316,629
TANGIBLE EQUITY - PERIOD END BALANCES									
Total assets		$ 12,678,896	$ 13,352,333	$ 13,797,953	$ 13,286,460	$ 13,497,877	$ 14,019,829	$ 15,692,079	$ 15,558,162
Less: Goodwill		(366,156)	(366,156)	(379,627)	(379,627)	(379,627)	(381,717)	(385,270)	(385,270)
Identifiable intangible assets		(27,546)	(20,680)	(16,360)	(11,112)	(7,343)	(7,537)	(8,895)	(8,142)
Total tangible assets	b	$ 12,285,194	$ 12,965,497	$ 13,401,966	$ 12,895,721	$ 13,110,907	$ 13,630,575	$ 15,297,914	$ 15,164,750
TCE/TA (Non-GAAP)	a/b	**8.79%**	**8.74%**	**8.77%**	**9.31%**	**9.72%**	**9.27%**	**8.37%**	**8.68%**

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28